HSBC Funds

ESTABLISHMENT AND DESIGNATION OF AN ADDITIONAL SERIES
OF SHARES OF BENEFICIAL INTEREST, PAR VALUE $0.001 PER SHARE

RESOLVED, that pursuant to Section 5.11 of the Trust's Declaration, the shares of beneficial interest ("the Shares") of the Trust shall be further divided into two additional series (the "Funds") designated as HSBC Global High Yield Bond Fund and HSBC Global High Income Bond Fund; and further

RESOLVED, that the Funds shall have the following special and relative rights:

1.	The Funds shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective prospectus and registration statement on Form N-1A under the Securities Act of 1933 with respect to the Funds. Each Share of the Fund shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional Shares) on matters on which Shares of the Funds shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated to the Funds and shall be entitled to receive its pro rata share of net assets of the Funds upon liquidation of the Funds, all as provided in the Declaration.

2.	The Funds’ Shareholders shall vote separately as a class on any matter, except to the extent required by the Investment Company Act of 1940 (the "1940 Act"), or when the Trustees have determined that the matter affects only the interests of one series' Shareholders, then only that series' Shareholders shall be entitled to vote thereon; and any matter shall be deemed to have been effectively acted upon with respect to that series as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration.

3.	The assets and liabilities of the Trust shall be allocated among each Fund and the other series of the Trust as set forth in Section 5.11 of the Declaration except that costs of the registration of the Funds and the registration and public offering of the Shares thereof shall be amortized for the Funds in accordance with applicable accounting principles.

4.	Subject to the provisions of Section 5.12 of the Declaration, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses, to change the designation of the Funds or any other series previously, now or hereafter created, or otherwise to change the special and relative rights of the Funds or any such other series, provided that such change shall not adversely affect the rights of any Shareholder.

IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 16th day of December, 2014. This instrument may be executed by the Trustees on separate counterparts but shall be effective only when signed by a majority of the Trustees.

Signature

/s/ Marcia L. Beck	/s/ Susan S. Huang
Marcia L. Beck	Susan S. Huang

/s/ Deborah Hazell	/s/ Thomas F. Robards
Deborah Hazell	Thomas F. Robards

/s/ Susan C. Gause	/s/ Michael Seely
Susan C. Gause	Michael Seely